Exhibit 10.13.1

ALERIS CORPORATION

2010 EQUITY INCENTIVE PLAN

AMENDMENT 2 TO

RESTRICTED STOCK UNIT AGREEMENT

On June 1, 2010 you were granted restricted stock units of Aleris Corporation (the “Company”) pursuant to an Award Agreement issued under the Company’s 2010 Equity Incentive Plan (the “Plan”) amended by letter dated April 5, 2011 to the Award Agreement.

In light of the Company becoming a public company, we have amended, restated and renamed the Plan as the 2011Equity Incentive Plan and we have mutually agreed to amend the terms of your Award Agreement, effective immediately prior to the effectiveness of a 2011 initial public offering of the Company (the “IPO”), as follows:

1.	Section 1. Grant of Restricted Stock Units. The last two sentences of Section 1 are deleted.

2.	Section 2 (c). Settlement. Section 2(c) is amended to read in its entirety as follows:

Settlement. Within ten (10) business days following the vesting of any Restricted Stock Units, subject to Section 6 of this Agreement, such Restricted Stock Units shall be settled (and, upon such settlement, shall cease to be credited to the Account) by the Company: (i) unless the Participant timely provides the cash required for all withholding taxes, paying all withholding taxes due in connection with such vesting and settlement and deducting from the portion of the Account that corresponds to such Restricted Stock Units a sufficient number of Restricted Stock Units (including fractional Restricted Stock Units as necessary) such that the Fair Market Value of such deducted Restricted Stock Units equals the withholding taxes due in connection with such vesting and settlement; (ii) issuing to the Participant all securities and other property credited to such portion of the Account after the deduction specified in clause (i) (such securities, to the extent that they consist of Shares, the “RSU Shares”); (iii) accumulating any fractional Shares in the Account until the first subsequent vesting date on which a whole Share is able to be settled pursuant to this Section 2(c); provided, that, if any fractional Share is not settled within two and one-half (2 1/2) months following the calendar year in which they vested, such fractional share shall be forfeited; and, (iv) with respect to the RSU Shares so issued, entering the Participant’s name as a stockholder of record on the books of the Company. All securities delivered upon any settlement of Restricted Stock Units shall, when delivered, (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) be registered for sale, and for resale, under U.S., State and federal securities laws to the extent that other securities of the same class are then so registered or qualified and (iii) be listed, or otherwise qualified, for trading on any securities exchange or securities market on which securities of the same class are then so listed or qualified.

3.	Section 8. Responsibility for Taxes. Section 8 is amended to read in its entirety as follows:

Responsibility for Taxes. Except to the extent otherwise provided in certain circumstances that apply with respect to the settlement of the Restricted Stock Units in Section 2(c) above, the Participant shall be solely responsible for all taxes imposed on the Participant (including, without limitation, applicable federal, state, provincial, territorial, local or foreign income, social security, estate or excise taxes) that may be

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payable as a result of the Participant’s participation in the Plan or as a result of the grant, vesting, or settlement of the Restricted Stock Units and/or the sale, disposition or transfer of any RSU Shares, excluding, however, for avoidance of doubt, the employer’s portion of any such taxes.

4.	Section 9(b). Governmental Regulations and Stop-Transfer Orders. Section 9(b) is amended to delete subsections 9(b)(v), 9(c) and 9(d).

5.	Section 10(b). Tax Reporting. Section 10(b) is amended and restated to read in its entirety as follows:

(b) For purposes of this Agreement, “Fair Market Value” is defined in the Plan.

6.	Section 13. Stockholders Agreement. Section 13 is deleted.

7.	Section 15. Restricted Stock Units Subject to the Plan. Section 15 is amended and restated to read in its entirety as follows:

Restricted Stock Units Subject to the Plan. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan as in effect on the date hereof, and (ii) the Restricted Stock Units are subject to the Plan. In the event of a conflict between any term or provision contained in this Agreement and any term or provision of the Plan, the terms and provisions of this Agreement shall prevail. No amendment to the Plan or this Agreement that is inconsistent with the express terms of this Agreement and that adversely affects any of the Participant’s rights under this Agreement shall be effective as to this Agreement without the Participant’s prior written consent; provided, however, the Committee may amend the Plan and this Agreement to the extent necessary to comply with the applicable law.

8.	Effective date of this Amendment. This Amendment is effective immediately prior to the effectiveness of the IPO.

9.	Continued Terms of Restricted Stock Units. Except as otherwise amended in this Agreement, your restricted stock units remain subject in all respects to the terms and conditions of the Award Agreement, Amendment 1, and the 2011 Equity Incentive Plan and you acknowledge that a copy of the 2011 Equity Incentive Plan has been provided to you.

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Please indicate your acceptance of this Amendment to the Award Agreement with respect to your restricted stock units by signing and returning a copy of this Amendment to the address set forth below as soon as practicable.

ALERIS CORPORATION

Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

Participant: Steven J. Demetriou
Date:

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